Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Meta Financial Group, Inc.:

We consent to the use of our reports dated November 29, 2017, with respect to the consolidated statements of financial condition of Meta Financial Group, Inc. and subsidiaries as of September 30, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2017, and the effectiveness of internal control over financial reporting as of September 30, 2017, incorporated by reference in the Registration Statement.

KPMG

Des Moines, Iowa

January 24, 2018